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                                                                   EXHIBIT 10.47
                                  June 4, 1993
203 E. Main Street
Spartanburg, S.C. 29319-0001
803-597-8000
Mr. Ron Petty
895 Hibiscus Street
Boca Raton, FL 33486
Dear Ron:
     We are delighted to offer you the opportunity to join our company as TW Services' Senior Vice President and Chief Operating Officer of Denny's. This letter outlines the terms of our offer.
BASE SALARY
     Your annual base salary will be $285,000.00, to be paid monthly (on the 18th of each month or the nearest Thursday preceding the 18th via direct deposit).
ANNUAL INCENTIVE
     You are eligible for an annual incentive. Your level of participation is 75% of base salary at target EBITDA. This year, any payout will be prorated based on your length of time with the company. The attached letter outlines specifics of the plan.
STOCK OPTIONS
     Subject to ratification by the TWH Stock Option Committee, you will be granted 400,000 shares of TWH stock. Details of the plan will be provided to you after you join us.
BENEFITS
     You are eligible for benefits as outlined in the attached Benefits Summary. RELOCATION
     We will provide relocation assistance as per the attached.
SIGNING BONUS
     As a signing bonus, we will pay you $450,000.00 (subject to normal withholding) as soon as is practical after you join us. If you leave the company voluntarily within the next year, you agree to reimburse the company the full amount.

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Mr. Ron Petty
Page Two
June 4, 1993
CHANGE OF CONTROL
     If during the first five years of your employment TW Services had a change of control and your employment with the company was terminated by the company or by my resignation as a result of this change of control, you would receive pay equal to two years base pay plus bonus target. We would define change of control as:
     (1) KKR making the decision to sell the company
                                       or
     (2) J. J. Richardson terminating his employment with the company.
     If you are in agreement with these terms, please sign one copy of this letter and return to me.
     Ron, we are happy to offer you this position and look forward to your acceptance to be a part of our team. We would welcome the opportunity to work with you and to welcome you, your spouse, and your children to Spartanburg.
     Please feel free to call me if there are any questions. (Office:
803/597-8412; Home : 803/587-6964)
                                         Sincerely,
                                         /s/ H. STEPHEN MCMANUS
                                         H. Stephen McManus
                                         Executive Vice President/
                                         Restaurant Operations
Attachments
AGREED AND ACCEPTED:
/s/ CHARLES R. PETTY
Charles R. Petty
June 7, 1993